EXHIBIT 10.170

                                 AMENDMENT NO. 1

This Amendment No. 1 dated March 3, 1999 is an Amendment No. 1 to that certain agreement dated May 7, 1998, by and between Catalina Lighting, Inc., a Florida corporation (the "Company") and Thomas Bluth (the "Executive") (the "Agreement").

A. Section 1 of the Agreement is deleted in its entirety and replaced by the following Section 1:

         1.       TERM OF AGREEMENT

                  This Agreement shall be effective on April 1, 1998 (the "Effective Date") and shall continue in effect through March 31, 2000 provided however, if a change in control of the Company shall have occurred during the term of this Agreement, this Agreement shall continue in effect until all payments, if any, required to be made by the Company or otherwise to the Executive under this Agreement shall have been paid in full.

B.       The following provision shall be added as Section 8 to the Agreement:

         8. Severance compensation when there is no change in control. In the event there is no change in control as defined in Section 2(I) of the Agreement, and the Executive is terminated without "cause" (as defined in Section 8 (iii) below), the Executive shall be entitled to the following benefits:

                  (i) payment of an amount equal to the Executive's then current annual salary, such amount to be paid in four
                           (4) equal quarterly payments;

                  (ii) the Executive shall not be entitled to receive this severance amount if the Executive is terminated with "cause";

                  (iii) "Cause" shall mean any action by the Executive or any inaction by the Executive which is reasonably believed by the Company to constitute:

                           (a) fraud, embezzlement, misappropriation, dishonesty or breach of trust;

                           (b)      a felony or moral turpitude;

                           (c) material breach or violation of any or all of the covenants, agreements and obligations of the Executive set forth in this Agreement, other than as the result of the Executive's death or Disability (as hereinafter defined);

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                           (d)      a willful or knowing failure or refusal by
                                    the Executive to perform any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or Disability; or

                           (e) gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or disability; provided, however, that in the event that the basis for any termination of the Executive's employment by the Company as set forth in the Termination Notice (as hereinafter defined) delivered by the Company to the Employee is any or all of the definitions of Cause set forth in Section 5.1(a)(iii) or
                                    Section 5.1(a)(iv) of this Agreement, then, in such event, the Employee shall have thirty (30) days from and after the date of his receipt of such Termination Notice to cure the action or inaction specified therein to the reasonable satisfaction of the Company.

In witness whereof, the parties have signed this Amendment No. 1 to the Agreement this 3rd day of March, 1999.

CATALINA LIGHTING, INC.

By: /s/ ROBERT HERSH
    -------------------------
     Robert Hersh
     Chairman, President and
     Chief Executive Officer

ACCEPTED AND AGREED:

By: /s/ THOMAS BLUTH
    -------------------------
     Thomas Bluth